EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January ___, 2009, by and between My Screen Mobile, Inc., a Delaware corporation (“Company”), and Maurizio Angelone, an individual (“Employee”).

RECITALS

A.           Company is engaged in the business of developing and commercializing, on a global basis, technology that provides direct incentive-based advertising to mobile telephone users (the “Business”), and is seeking a Chief Executive Officer with experience in the global telecommunications industry.

B.           Employee has experience in the telecommunications business on a global basis.

C.           The parties are willing to enter into this Agreement with respect to Employee’s employment and services upon the terms and conditions hereinafter set forth.

AGREEMENT

In consideration of the foregoing recitals and the premises herein contained, the parties agree as follows:

I.

TERM

Subject to the provisions of Article V hereof, Company hereby employs Employee and Employee hereby accepts employment with Company for a period of three (3) years (the “Initial Term”). The Initial Term shall commence on the date on which Employee’s employment with his current employer terminates, which date shall be confirmed in writing by written letter from Employee to the Company (the “Commencement Date”); provided, however, if the Initial Term has not commenced within 100 days from the “Approval Date” (as hereinafter defined), then this Agreement shall automatically terminate and neither party shall have any liability to the other party hereunder, except Employee shall immediately return any portion of the Signing Bonus paid by Company and reimburse Company for all expenses paid to, or on behalf of, Employee, under Article III, Section 8 of this Agreement.  Employee shall use his good faith efforts to relocate to Miami as soon as possible after the Commencement Date, however, shall complete such relocation no later than 90 days after the Commencement Date.  For purposes of this Agreement, the term “Approval Date” shall mean the date the Company confirms in writing to Employee (and provides reasonable documentation evidencing such approval) that this Agreement, including, without limitation, the grant and issuance of all of the equity incentive compensation set forth below, has been authorized and approved in accordance with all requisite corporate action, including the requisite approval from a majority of the stockholders of the Company, all in accordance with applicable law and the articles of incorporation, bylaws and all other documents governing the Company, except for the formal establishment of the Plans and required filings with the SEC of Information Statements, Proxy Statements or other such filings required in connection with the Plans or the equity grants.

II.

DUTIES

1.           General Duties. Unless otherwise directed by the Board of Directors of Company (the “Board of Directors”), and subject to its policies and directives, Employee shall serve as the Chief Executive Officer of Company, manage the day to day global operations of Company and perform all duties customarily performed by the chief executive officer of a US publicly traded company of similar size, market capitalization and in a similar industry as the Company. Employee shall serve at the direction of the Board of Directors of Company (the “Board of Directors”), subject to its policies and directives (provided that the Company hereby represents and warrants that no written policies or directives exist as of the date hereof, it being the intention of the parties that Employee, as a member of the Board of Directors and together with the other members of the Board of Directors, will help shape and set forth the strategies, policies and directives for the Company on a going-forward basis). Employee shall work from the Company’s world headquarters, which Company shall establish in Miami, Florida, to where Employee shall relocate.

2.           Devotion of Time to Company’s Business. Employee agrees during the Term, to devote his best efforts, and all of his business time exclusively, to his employment with Company, and to perform such duties as shall be reasonably requested by the Board of Directors of Company. Employee shall not, during Employee’s employment, unless otherwise agreed to in advance and in writing by Company, seek or accept other employment, become self-employed in any other capacity, or engage in any activities that are detrimental to the business of Company.

III.

COMPENSATION AND BENEFITS

As compensation for Employee’s services hereunder, the covenant-not-to-compete contained in Article VI of this Agreement (the “Covenant-Not-to-Compete”), and the other covenants and promises made by Employee hereunder, Company agrees to the following:

1.           Base Salary. During the Term, Employee shall receive an annual base salary of $350,000.00. The base salary shall be payable in U.S. Dollars at the times and in the installments consistent with Company’s customary payroll practices. Company shall withhold federal and state taxes in accordance with applicable law.

2.           Signing Bonus. Company shall pay Employee a signing bonus of $300,000 (the “Signing Bonus”), which Signing Bonus shall be payable in three equal installments of $100,000 each. The first installment of the Signing Bonus shall be paid within three (3) calendar days after both parties have executed this Agreement (the “Effective Date”); the second installment shall be paid within three (3) calendar days after the Commencement Date; and the third installment shall be paid within ninety (90) calendar days after the Commencement Date.  If Employee terminates this Agreement, without cause, or if Company terminates this Agreement for “Cause” (as hereinafter defined), prior to the date any installment of the Signing Bonus is due under this Section, Company shall not be obligated to pay the remaining installments to Employee. In addition, if within one (1) year after the Commencement Date, Employee terminates this Agreement, without cause, or Company terminates this Agreement for Cause, Employee agrees to, within thirty (30) days after such termination, repay Company a pro rata portion of the Signing Bonus calculated by multiplying: (A) the portion of the Signing Bonus actually paid to Employee; times (B) a fraction, the numerator of which is (i) 365 minus the number of days between the Commencement Date and the date of Employee’s termination, and the denominator of which is (ii) 365. (By way of example, if Employee has received the entire Signing Bonus and Employee is terminated by the Company for Cause after having been employed by the Company for 250 days from the Commencement Date, then the portion of the Signing Bonus to be paid back by Employee would be $96,000, calculated by reference to the foregoing formula as: $300,000 x ((365-250) / 365) = $96,000).

3.           Cash Incentive Bonus. During each twelve (12) month period of the Term, Employee shall be eligible to receive a cash bonus of up to $350,000 based on the achievement of milestones to be mutually agreed upon by the Board of Directors and Employee, in good faith, within thirty (30) days after the commencement of each such twelve month period. Such milestones shall generally be based on some objective performance standards such as revenues or profitability of the Company that are reasonably achievable given the Company’s position in the market at the time the milestones are discussed and agreed upon.

4.           Equity Incentive Compensation. Company shall provide Employee with the equity incentives set forth below, subject to one or more employee equity compensation plans (“Plans”) to be established by the Company within thirty (30) days from the Commencement Date, which Plans shall contain customary terms and provisions as contained in Plans for similarly situated US publicly traded companies.  Within thirty (30) days after the Commencement Date, (a) such Plans shall be established, (b) the equity incentives required hereunder shall be granted to Employee, and (c) the Company shall make any filing with the Securities & Exchange Commission or other governmental authority, including, but not limited to, a proxy statement or information statement, required in connection with any such Plans.  In the event such Plans are not established, such equity incentives are not granted to Employee, or said filings are not made, within said thirty (30) day period, then Employee may provide written notice to Company of its failure, in which case, Company shall have 30 days from its receipt of such written notice, to cure such failure.  If such failure is not cured within such 30 day period, Employee may resign from his position with the Company and, notwithstanding anything contained in this Agreement to the contrary, the Company shall be responsible to immediately pay to Employee, as agreed upon liquidated damages, the Employee’s annual base salary for the entire Initial Term, plus the entire Signing Bonus (such a resignation shall not be deemed a termination by Employee without cause and the provisions for Employee to return a pro rata portion of the Signing Bonus under Section 2 of this Article III shall not be applicable.

(a)            Stock Grant. Company shall issue Employee 3,000,000 shares of Company’s common stock, par value $0.001 per share (the “Common Stock”)(the grant of all such shares of Common Stock hereinafter collectively referred to as the “Stock Grant”) upon the Commencement Date, (i) 500,000 of which shall vest six (6) months after the Commencement Date if Employee is still employed by Company as of such date; (ii) 500,000 of which shall vest on the last day of the twelfth month following the Commencement Date, if Employee is still employed by Company as of such date; (iii) 500,000 of which shall vest on the last day of the eighteenth month following the Commencement Date if Employee is still employed by Company as of such date; (iv) 500,000 of which shall vest on the last day of the twenty-fourth month following the Commencement Date, if Employee is still employed by Company as of such date; (v) 500,000 of which shall vest on the last day of the thirtieth month following the Commencement Date, if Employee is still employed by Company as of such date; and (vi) 500,000 of which shall vest on the last day of the thirty-sixth month following the Commencement Date, if Employee is still employed by Company as of such date.  Notwithstanding the foregoing, if Company terminates Employee without Cause during any part of the Term, the entire Stock Grant shall automatically vest. For purposes of clarity, all unvested shares shall be cancelled and/or returned to Company, if Employee’s employment is terminated for Cause before the date such shares vest. Upon the Commencement Date, Company shall issue six (6) share certificates in the name of Employee, each certificate representing 500,000 shares of the Company’s Common Stock.  The Company shall deliver such certificates to Company’s legal counsel, who, subject to the terms and conditions set forth herein, shall deliver one (1) certificate to Employee on each of the vesting dates set forth above. If the Company terminates Employee at any time during the Term without Cause, then legal counsel shall, and is hereby directed to, immediately deliver to Employee any of such stock certificates not previously delivered to Employee.  Upon the termination of this Agreement for any other reason, Company’s legal counsel shall cancel any such stock certificates representing shares that have not vested as of such termination date  (provided that a termination as a result of death or Disability shall be governed by the terms of Article V, Section 4(c) below).

(b)            Stock Option Grant. Upon the Commencement Date, Company shall grant Employee options to purchase an aggregate of 7,000,000 shares of Company’s Common Stock, having an exercise price of $1.00 per share (the “Option Shares”). The Option Shares shall vest as set forth below, and be granted pursuant to the terms of an option agreement which shall comply and conform with the applicable Plans, which shall have customary terms and provisions as contained in Plans for similarly situated US publicly traded companies.  Upon a termination of Employee’s employment hereunder, for any reason, (provided that a termination as a result of death or Disability shall be governed by the terms of Article V, Section 4(c) below), all Option Shares vested as of the date of termination shall remain vested and exercisable by Employee for the time periods and in accordance with the terms of the Plans, and all unvested Option Shares as of such date of termination shall terminate.  The Option Shares shall vest as follows:

(i)            750,000 of the Option Shares shall vest six (6) months after the Commencement Date if Employee is still employed by Company as of such date.

(ii)            750,000 of the Option Shares shall vest on the last day of the twelfth month following the Commencement Date, if Employee is still employed by Company as of such date.

(iii)            750,000 of the Option Shares shall vest on the last day of the twenty-fourth month following the Commencement Date, if Employee is still employed by Company as of such date.

(iv)            750,000 of the Option Shares shall vest on the last day of the thirty-sixth month following the Commencement Date, if Employee is still employed by Company as of such date.

(v)            4,000,000 of the Option Shares shall vest upon the achievement of milestones as follows:

(A)           1,000,000 Option Shares shall vest upon the Company: (i) launching its direct, incentive-based marketing and advertising platform for mobile devices in any country around the world, such that mobile device users in such country begin receiving (or are eligible to receive upon signing up for the appropriate service) advertising to their mobile devices through the Company’s advertising platform; and (ii) generating any revenue from such launch in such country (whether from direct fees, licensing fees, sublicense fees or otherwise, provided, however, that license fees or sublicense fees received from a licensing arrangement in existence prior to the Commencement Date shall not be considered revenue for purposes of meeting this milestone).

           (B)           500,000 Option Shares shall vest upon the Company: (i) launching its direct, incentive-based marketing and advertising platform for mobile devices in any second country around the world, such that mobile device users in such country begin receiving (or are eligible to receive upon signing up for the appropriate service) advertising to their mobile devices through the Company’s advertising platform; and (ii) generating any “Advertising Revenue” (as hereinafter defined) from such launch in such second country.  For purposes of this Agreement, “Advertising Revenue” shall mean My Screen’s portion of revenue generated from the delivery of advertising or marketing to mobile devices through the Company’s mobile advertising platform, but excluding revenue generated through licensing or sublicensing fees.

(C)           500,000 Option Shares shall vest upon the receipt by the Company of an aggregate of $1,000,000 of Advertising Revenue.

(D)           500,000 Option Shares shall vest upon the Company: (i) launching its direct, incentive-based marketing and advertising platform for mobile devices in partnership with any Orascom-owned mobile operator around the world; and (ii) generating any Advertising Revenue from such launch in such country;

(E)           500,000 Option Shares shall vest at the end of the first fiscal quarter during which the Company has positive Earnings Before Interest, Taxes Depreciation and Amortization; and

(F)           1,000,000 Option Shares shall vest at the end of the first fiscal year during which the Company has positive net annual income based on GAAP and on an audited basis.

                       (c)           Adjustments. The following adjustments shall apply to any portion of the Stock Grant that is unvested at the time of the event described below and shall apply to the Option Shares:

(i)           Upon Recapitalization. If the outstanding shares of Common Stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of the Company, or other increase or decrease in such shares effected without receipt of consideration by the Company, an appropriate and proportionate adjustment shall be made (A) in the number and kind of shares of Common Stock issuable to Employee as to the unvested portion of the Stock Grant; (B) in the number and kind of shares of Common Stock issuable to Employee upon exercise of outstanding Option Shares granted to Employee hereunder; and (C) in the Option Price per share of outstanding Option Shares granted to Employee hereunder.

(ii)           Reorganization. In connection with a merger, consolidation, reorganization or other business combination of the Company with one or more other entities in which the Company is not the surviving entity, each then unvested Stock Grant and each then outstanding Option Share shall, upon exercise thereafter, entitle the holder thereof to such number of shares of Common Stock or other securities or property to which a holder of shares of Common Stock would have been entitled to upon such merger, consolidation, reorganization or other business combination.

(iii)           Dissolution or Liquidation. Upon the dissolution or liquidation of the Company, Employee shall have the right, immediately prior to the occurrence of such dissolution or liquidation to exercise all Option Shares, whether or not such Option Shares were otherwise exercisable at the time such liquidation or dissolution occurs and without regard to any vesting or other limitation on exercise imposed under this Agreement. The Company shall give to Employee reasonable prior written notice before the record date of any such dissolution or liquidation in order to give Employee a reasonable amount of time to exercise such Option Shares, should Employee so elect.

(iv)           Fractional Shares. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any of the adjustments set forth herein, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding upward to the nearest whole share or unit.  Any adjustment made pursuant to this Section 4(c) shall become effective retroactive to the record date, if any, for such event.

5.           Change of Control.

(a)            Subject to Article V below, upon a “Change of Control” (as defined below):

 (i)            Except as set forth below, all unvested Stock Grants and Option Shares granted pursuant to this Article III, Section 4, shall automatically vest and be issued (in the case of the Stock Grants) and become exercisable (in the case of the Option Shares).  The Company shall give to Employee reasonable prior written notice before the record date of any such Change of Control event in order to give Employee a reasonable amount of time to exercise such Option Shares; and

(ii)            Employee shall receive the following additional compensation (payable as set forth below) (the “Change of Control Bonus”) if such Change of Control results in net proceeds to Company or its stockholders, after payments of all debts, liabilities and other outstanding obligations of the Company (as shown in the Company’s financial statements as of the date of the Change of Control event, which financial statements shall be prepared in accordance with GAAP, consistently applied) (“Net Proceeds”), of more than $250,000,000:

(A)            One Percent (1%) of any Net Proceeds between $250,000,000 and $500,000,000, received by Company or its stockholders;

(B)            One and One-Half  Percent (1½%) of any Net Proceeds between $500,000,001 and $750,000,000, received by Company or its stockholders;

(C)            Two Percent (2%) of any Net Proceeds between $750,000,000 and $1,000,000,000, received by Company or its stockholders;

(D)            Three Percent (3%) of any Net Proceeds between $1,000,000,001 and $1,500,000,000, received by Company or its stockholders; and

(E)            Four Percent (4%) of any Net Proceeds over $1,500,000,001, received by Company or its stockholders.

(b)            For purposes of this Agreement, “Change of Control” means:

(i)           any transaction in which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the Beneficial Owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities; or

(ii)           any merger, consolidation or other business combination or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or other business combination or reorganization own less than 50% of the surviving or resulting entity’s voting power immediately after the transaction.

(iii)           the sale, transfer, or other disposition of all or substantially all of Company’s assets.

Notwithstanding the foregoing, for purposes of Section 5(a)(i), any securities acquired by a Current Owner (as defined below), shall not be included within the calculation of the number of securities of which such Current Owner is or becomes the Beneficial Owner, directly or indirectly under Section 5(b)(i), if such securities are acquired by such Current Owner from persons that are stockholders of the Company as of the date hereof, or the assignees of such persons, unless such Current Owner becomes the Beneficial Owner of securities of the Company representing 70% or more of the combined voting power of the Company’s then-outstanding securities.  In order to be excluded in the calculation of the number of securities of which such Current Owner is or becomes the Beneficial Owner, directly or indirectly under Section 5(b)(i), a Current Owner must use its own funds entirely to acquire securities from other stockholders of the Company, it being agreed and acknowledged that if a Current Owner uses funds from a third party or in concert with other parties (even if a portion of the funds are from the Current Owner), to acquire securities from other stockholders of the Company, then such securities shall be included within such calculation.  A “Current Owner” shall mean any person that, as of the date hereof, is the Beneficial Owner, directly or indirectly, of more than ten percent (10%) of the Company’s combined voting power, or such person’s assignee(s), excluding, Orascom Telecom Holdings, S.A.E.

A transaction shall not constitute a Change of Control if its sole purpose is to change the state of Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Company’s securities immediately before such transaction.  In addition, the provisions of this Section 5 shall only apply to the first Change of Control, and shall not apply to any subsequent Change of Control.

6.           Benefits Plans. Company shall provide Employee and his immediate family with medical benefits commensurate with the medical benefits provided to Employee by his current employer, Nokia.

7.           Other Benefit Plans. Employee will be eligible to participate in such disability insurance plans, life insurance plans, retirement plans and other employee welfare and benefit plans or programs which may in the future be made available to Company’s senior-level U.S. executives.

8.           Expenses. Employee shall be entitled to receive reimbursement, effective from the date of signing this Agreement, for all reasonable out-of-pocket travel and other expenses (excluding ordinary commuting expenses) incurred by Employee in performing Employee’s services hereunder, provided that such expenditure is of a nature qualifying it as a proper business expenditure of Company; and Employee furnishes to Company adequate documentary evidence for the substantiation of such expenditures and Employee otherwise complies with Company policies with respect to expense reimbursement. In addition, Company shall pay all reasonable expenses incurred by Employee in connection with the relocation of Employee and Employee’s immediately family from Madrid, Spain to Miami, Florida, which expenses shall be mutually agreed upon in advance, but which expenses shall specifically include any expenses incurred by Employee in terminating any lease for his primary residence that Employee currently has in Madrid and any expenses Employee incurs in connection with Employee’s children leaving their current school in Madrid prior to the end of the current school year. In addition, the Company shall post a bond for the benefit of Employee in the amount of $25,000.00 for the purpose of paying Employee’s moving expenses to relocate from Florida to any other part of the world, payable to Employee if and only to the extent Employee is terminated by the Company without Cause, or, within twelve (12) months from the Commencement Date, the Company ceases its business operations or otherwise changes its core business so substantially such that the skills and expertise of Employee are no longer required in connection with such changed business (each of such events hereinafter referred to as a “Trigger Event”). In the event a Trigger Event occurs and Employee does not relocate from Florida within one hundred eighty (180) days from the date of such Trigger Event, then the bond shall terminate.

9.           Automobile, telephone and housing allowance. Company shall reimburse Employee or otherwise provide Employee an automobile allowance in the amount of One Thousand Five Hundred and No/100 Dollars ($1,500.00) per month and a reimbursement for all reasonable insurance, fuel, maintenance, cellular and mobile telephones, repairs and upkeep therefor.  Company shall provide Employee with a housing allowance of $3,500 per month for the first 12 months after Employee’s relocation to Miami, Florida, and at the end of such 12 month period the Company’s Board shall review the housing allowance and the amount thereof.

10.           Directors’ and Officers’ Insurance. Company shall use its best efforts to secure, on or before the Commencement Date, a directors’ and officers’ insurance policy (the “Policy”) in sufficient amounts to insure against the personal liability of the Employee as an officer and/or director of the Company for certain losses resulting from claims brought against directors and officers because of their alleged wrongful acts.  Company’s failure to secure the Policy prior to the Commencement Date shall not constitute a breach of this Agreement, as long as Company continues to diligently proceed with securing such Policy.

11.           Vacation. The Employee shall be entitled to a six (6) week vacation each calendar year during the Term.

12.           Board Seat. It is the intent of the parties that Employee shall be a member of the Board of Directors of the Company during the entire Term of his employment with Company. In this regard, within thirty (30) days following the Commencement Date, the Company shall use its best efforts to cause a majority of its stockholders to enter into a voting agreement or other agreement pursuant to which such majority stockholders agree and consent to vote their respective shares for the purposes of electing and appointing Employee to the Board of Directors for so long as Employee remains employed by the Company. In the event, the foregoing agreement by the majority stockholders is not fully executed and binding within thirty (30) days from the Commencement Date, then Employee may resign from his position with the Company, whereupon the parties shall be released of all liability or obligation, each to the other, under this Agreement, except that, notwithstanding anything contained in this Agreement to the contrary, the Company shall be responsible to immediately pay to Employee, as agreed upon liquidated damages, the Employee’s annual base salary for the entire Initial Term, plus the entire Signing Bonus (such a resignation shall not be deemed a termination by Employee without cause and the provisions for Employee to return a pro rata portion of the Signing Bonus under Section 2 of this Article III shall not be applicable).

IV.

REPRESENTATIONS AND WARRANTIES

1.           Representations and Warranties of Company. Company hereby represents and warrants to Employee, that Company’s authorized capital stock currently consists of 200,000,000 shares of Common Stock and 3,000,000 shares of preferred stock. As of December 15, 2008, there were approximately 133,695,637 shares of Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding. As of December 15, 2008, there were warrants outstanding to purchase approximately 24,890,697 shares of Common Stock, 20,000,000 of which have an exercise price of $2.00 per share, and 4,890,697 of which are exercisable for $1.00 per share.  As of December 15, 2008, there were options outstanding to purchase 6,250,000 shares of Common Stock, all of which have an exercise price of $1.00 per share.  The Company further represents and warrants to Employee that within five (5) days after the date of this Agreement,  this Agreement, including, without limitation, the grant and issuance of all of the equity incentive compensation set forth above, shall have been authorized and approved in accordance with all requisite corporate action, including the requisite approval from a majority of the stockholders of the Company, all in accordance with applicable law and the articles of incorporation, bylaws and all other documents governing the Company and its right and authority to undertake any actions; except for the formal establishment of the Plans and required filings with the SEC of Information Statements, Proxy Statements or other such filings required in connection with the Plans or the equity grants. The Company represents and warrants to Employee that when shares of Common Stock are issued to Employee pursuant to the Stock Grants Grant or exercise of the Option Shares, such shares shall be validly issued, fully paid (subject to payment for the Options Shares) and non-assessable shares of Company Common Stock, and Employee will have good and valid title to such Company Common Stock, free of all liens and encumbrances. Company covenants and agrees with Employee that it shall at all times during the Term, reserve for issuance the shares of Common Stock issuable as part of the Stock Grant and the exercise of the Option Shares.

2.           Representations and Warranties of Employee. Employee hereby represents and warrants to Company, and agrees, that Employee has a visa or such other documentation required for Employee to legally work in the United States. Employee also represents and warrants that Employee shall not disclose to Company or otherwise use in the course of performing his services for Company, any trade secrets or other confidential information obtained from any of Employee’s prior employers or other third parties, which Employee is restricted from disclosing or using. To the best of Employee’s knowledge, he is not presently involved in mobile advertising at Nokia, his present employer.  Employee further represents and warrants to Company that Employee was subject to a non-compete covenant with his prior employer, Nokia, a true and correct copy of which has been previously provided to the Company by Employee.  If Employee’s prior employer, Nokia, files any action or claim or makes any threats against Employee based on Employee’s alleged violation of any non-compete covenant, Company agrees to pay all reasonable legal fees Employee incurs during the Term defending any such suit, claim or threat, including, without limitation, all attorneys fees, paralegals’ fees and court costs and expenses through all negotiations, trials and appeals.

V.

TERMINATION

Except as otherwise set forth in this Article V, upon termination of Employee’s employment hereunder, Employee shall not be entitled to any severance payments or severance benefits from Company or any payments from Company on account of any claim for wrongful termination, including, but not limited to, claims under any federal, state or local human and civil rights or labor laws, except for any benefits which may be due to Employee in the normal course under any employee benefit plan or program of Company which provides for benefits after termination of employment.   Employee’s right to receive any severance payments or benefits under this Agreement upon termination of employment will cease if Employee breaches any provision of Articles VI or VII of this Agreement.

1.           Termination By Company – For Cause. The Company shall have the right to terminate the employment of Employee for “Cause” immediately upon written notice to Employee. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following:

(a)           Employee’s failure to perform his material duties under this Agreement, which failure is not remedied or corrected within thirty (30) days following written notice from the Company, which written notice shall specify the material duties the Company believes Employee has failed to perform and the actions deemed necessary by the Company for Employee to cure such failure;

(b)           Conduct on the part of Employee which constitutes a breach of any statutory or common law duty of loyalty to Company;

(c)           Employee’s commission of any illegal act which materially and adversely affects the business of Company or any of its affiliates or which involves acts of theft, fraud, misappropriation of funds, embezzlement, moral turpitude or similar conduct;

(d)           Any violation by Employee of the terms of Articles VI or VII of this Agreement; or

(e)            Employee’s failure to relocate to Miami within 90 days after the Commencement Date, unless otherwise agreed to in writing by My Screen.

2.           By Company or Employee Without Cause. Either party may terminate this Agreement and Employee’s employment hereunder without cause, upon thirty (30) days prior written notice to the other party.

3.           Upon Death or Disability. Employee’s employment hereunder shall terminate upon Employee’s death or Disability (as hereinafter defined). For purposes of this Agreement, Disability shall mean the Employee’s inability or failure, as a result of an incapacitating physical or mental condition, to perform Employee’s duties as required herein for a period of at least ninety (90) consecutive days. If there is any dispute as to whether Employee suffered a Disability, Employee shall submit to examination by a physician designated by Company and reasonably acceptable to Employee (or his spouse or other legal guardian).

4.           Effect of Termination.

(a)           Termination by Company.  For Cause or by Employee without cause. If Employee’s employment hereunder is terminated by the Company for Cause, or by Employee without cause, Employee shall not be entitled to any severance payments or severance benefits from Company, except for any benefits which may be due to Employee in the normal course under any employee benefit plan or program of Company which provides for benefits after termination of employment.

(b)           Termination Without Cause. If Company terminates this Agreement and Employee’s employment hereunder without Cause, then Company shall continue to pay to Employee his base salary and provide all benefits under this Agreement (or in lieu of such benefits, pay Employee an equivalent dollar amount) for the greater of: (i) the remaining Term under this Agreement, or (ii) twelve (12) months following Employee’s last day of employment.  Employee’s right to receive any severance payments or benefits under this Agreement upon termination of employment will cease if Employee breaches any provision of Articles VI or VII of this Agreement.

(c)           Death or Disability. In the event Employee’s employment is terminated as a result of Employee’s death or Disability during the Term, Company shall pay to Employee’s estate or Employee, as applicable, an amount equal to his then current annual base salary, which amount may be paid, at the Company's option, in a lump sum or in equal installments in accordance with the Company’s then standard payroll practices. In addition, Employee or Employee’s immediate family shall be entitled to receive the same medical/health care coverage benefits, at Company’s sole expense, received immediately prior to termination of this Agreement for a period of twelve (12) months following the termination of Employee’s employment as a result of his death or Disability. In the event the Employee’s death or Disability occurs prior to a date that is twenty-four (24) months from the Commencement Date, then any unvested portion of the Stock Grant or the Option Shares shall terminate. In the event the Employee’s death or Disability occurs on a date that is twenty-four (24) months from the Commencement Date or any time thereafter, then any unvested portion of the Stock Grant or the Option Shares shall immediately vest.  In addition, Employee, his estate or his surviving heirs, as applicable, shall be entitled to receive any other unpaid amounts (including, without limitation, vested equity incentives) earned by Employee through the date of termination of his employment as a result of his death or Disability.

For purposes of clarity, upon termination of this Agreement, Company shall be obligated to pay Employee all compensation and other amounts due under this Agreement prior to the date of such termination, relocation expenses pursuant to Article III, Section 8, if applicable, all compensation and other benefits to which Company is obligated to pay Employee under this Article V, Section 4, and any other compensation which is specified in this Agreement to be due upon or in connection with a termination, and Company shall have no obligation to pay any other compensation to Employee.

VI.

COVENANT NOT-TO-COMPETE

For good and valuable consideration as set forth in Article III of this Agreement, Employee agrees to the following:

1.           General Covenant. During the “Restricted Period” (as defined below), Employee agrees that he shall not, anywhere within the world (the “Territory”), engage or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, agent, security holder, consultant or otherwise with, or aid or assist any other person or entity, in the conduct or operation of, any business involving direct advertising or marketing to mobile telephones, smart telephones or other handheld devices. For purposes of this Agreement, the term “Restricted Period” shall mean the period commencing on the date of this Agreement and ending twenty-four (24) months after the termination of Employee’s employment under this Agreement; provided, however, if the Employee is terminated by Company without Cause, then the Restricted Period shall end eighteen (18) months after the termination of Employee’s employment under this Agreement.  This Section 1 shall not apply if the Company does not pay any amounts to which Employee is due hereunder upon termination.

2.           Interpretation. The covenants contained in this Covenant-Not-to-Compete shall be construed to be a series of separate covenants, one for each geographical location specified. Except for geographical coverage, each such separate covenant shall be deemed identical to the terms contained herein. If a court of competent jurisdiction deems any term, provision or geographical location of any covenant or provision contained this Covenant-Not-to-Compete, or in this Agreement to be invalid, illegal or unenforceable for any reason, the court may reduce or eliminate such term, provision or geographical location to conform to applicable law so as to be valid and enforceable, or, if it cannot be so reduced or eliminated without materially altering the intention of the parties, the invalidity or unenforceability of such term or provision shall in no way affect (to the maximum extent permissible by law) the validity or enforceability of any other term, provision or geographical location of this Agreement, or the validity or enforceability of the remaining separate covenants.

3.           Limitation. Nothing in this Article shall prevent Employee from holding or acquiring common stock or other securities in any company which is publicly traded on any internationally recognized stock exchange or on the National Market System of The NASDAQ Stock Market, provided that such holdings are less than five percent (5%) of the outstanding capital stock of such publicly-traded company.

4.           Agreement Not to Solicit. To ensure the protection of the trade secrets of Company and its “Affiliates” (as defined below) and to preserve the goodwill of Company and its Affiliates for the benefit of Company and its shareholders, Employee agrees to not, and will cause each of his Affiliates to not, at any time during his employment with Company and for a period of twenty-four (24) months after the termination of his employment with Company; provided, however, if the Employee is terminated without Cause, then such period shall be reduced to eighteen (18) months after the termination of Employee’s employment under this Agreement:

(a)            Attempt in any manner to persuade any customer or partner of Company or any of Company’s Affiliates, or any other third party doing business with Company or any of its Affiliates, to cease to do business with, or to reduce the amount of business which such customer, partner, or other third party has customarily done or contemplates doing, with Company or its Affiliates; or

(b)            Solicit for employment or consulting services or employ or engage any person who is an employee or consultant of Company or any of Company’s Affiliates.

For purposes of this Agreement, “Affiliate(s)” means any corporation, company, partnership, joint venture, firm and/or other entity which controls, is controlled by or is under common control with the person with respect to which the term “Affiliate” is used. For purposes of this Agreement, “person” means an individual, corporation, partnership, limited liability company, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

5.           Consideration; Reasonable Scope. Employee acknowledges and agrees that this Covenant Not-to-Compete and the compensation provided hereunder constitute good, valid and binding consideration for Employee’s obligations and covenants contained in this Covenant Not-to-Compete. Employee acknowledges and agrees that the agreements and covenants of Employee contained in this Covenant Not-to-Compete are reasonable as to scope and time and necessary to protect the legitimate interests of Company and its Affiliates, and that any violation of such provisions would result in irreparable harm to Company. Accordingly, Employee consents and agrees that in the event of any violation of such provisions by Employee, Company shall be entitled to, in addition to such other rights or remedies as Company may have at law, injunctive and other equitable relief. Furthermore, none of Company’s remedies at law or in equity shall be exclusive of any other remedy available to Company.

VII.

OTHER RESTRICTIVE COVENANTS

1.           Confidential and Proprietary Information. As an employee of Company, Employee shall have access to certain “Confidential and Proprietary Information” (as defined below) concerning Company and its Affiliates. Employee agrees that he will not, either directly or indirectly, disclose to any person or use any of the Confidential and Proprietary Information in any way during the Term (except as required in the course of the performance of his duties to Company) or after the expiration of the Term.

For purposes of this Agreement, “Confidential and Proprietary Information” means any of the following information relating to the business of Company that is not generally known to competitors, suppliers and customers of Company: (i) any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of determination, been used by Company; (ii) any information related to the development of products and production processes; (iii) any information concerning proposed new processes; (iv) any information concerning customer lists and other customer information, vendor lists and information, price data, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans; and (v) any other information which would constitute a trade secret.

The term “Confidential and Proprietary Information” shall not include any information that: (i) was in Employee’s possession prior to the Effective Date and without restriction as to confidentiality; (ii) is generally available to the public or becomes generally available to the public through no breach of agreement or other wrongful act by Employee; (iii) Employee receives from a third party without restriction on disclosure and without breach of agreement by Employee; or (iv) is independently developed by Employee without regard to the Confidential and Proprietary Information. In addition, Employee may disclose Confidential and Proprietary Information without in any manner violating this Agreement as required to comply with binding orders of governmental entities or authorities.

2.           Inventions and Improvements. Employee agrees that he will assign to Company, without further consideration, the exclusive rights and title to all inventions, discoveries, ideas, improvements, and other intellectual property made or acquired by Employee during the Term, whether alone or jointly with others. Employee further agrees to execute any and all documents that are reasonably required in order to transfer or assign such property rights to Company.

VIII.

MISCELLANEOUS

1.           Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

2.           Notice. Any notice or communication required to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, if to Company, to its Board of Directors and Chief Financial Officer, at the Company’s corporate headquarters, and if to Employee, to his office, or to such other address or fax number as Employee shall provide in writing to the Chief Financial Officer and Board of Directors of the Company.  Notice shall be deemed received on the date sent if sent by facsimile or personal delivery; three days after the date sent if sent by registered or certified mail; and one day after the day it is sent if sent by overnight courier.

3.           Entire Agreement; Modification. This Agreement contains the entire and complete understanding between the parties concerning its subject matter and all representations, agreements, arrangements and understandings between or among the parties, whether oral or written, have been fully merged herein and are superseded thereby.

           4.           Equitable Relief. Employee acknowledges and agrees that his services are of a special, unique and extraordinary value to Company and its Affiliates and that damages alone may be an inadequate remedy for any breach of this Agreement. Accordingly, in the event of the breach by Employee of any of the provisions of this Agreement, Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

5.           Representation by Counsel. Employee acknowledges that he has been represented by independent legal counsel in connection with this Agreement and has consulted with such legal counsel.

6.           Counterparts. This Agreement may be executed in counterparts, all of which taken together will constitute one instrument.

7.           Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

8.           Dispute Resolution; Attorneys’ Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to its principles regarding conflicts of law; and the courts located in Miami, Florida shall have sole and exclusive jurisdiction over any action or proceeding brought under or pursuant to this Agreement. The parties hereby agree that any service of process may be affected on such party by delivering such process by hand, depositing it with an overnight courier, or mailing it by registered or certified mail to such party.  Upon default, the breaching party agrees to pay to the non-breaching party’s reasonable attorneys' fees, plus all other reasonable expenses incurred by the non-breaching party in exercising any of the non-breaching party’s rights and remedies.

9.           Binding Effect. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and assigns. Employee shall not assign, convey, or otherwise transfer, voluntarily or by operation of law, to any person or entity, this Agreement or any interest herein without the prior written consent of Company. Any attempt to do so without such consent shall be null and void.

10.           Amendment. This Agreement may not be modified and the rights and obligations of the parties contained herein may not be altered, except by a written instrument signed by both parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

“Company”

MY SCREEN MOBILE, INC.,
A Delaware corporation

By:  /s/  Raghunath Kilambi

       Raghunath Kilambi, Chief Financial Officer

“Employee”

/s/  Maurizio Angelone

Maurizio Angelone